EX 77H Changes in control of Registrant

As of July 1, 2014, TIFF Advisory Services, Inc. (TAS) became a control person of TIFF Short-Term Fund (Short-Term Fund), as such term is defined by the Investment Company Act of 1940, as amended (the 1940 Act), following a purchase of shares on that date by TAS, which caused TAS share ownership to surpass 25% of the funds outstanding voting securities.

As of July 11, 2014, TAS ceased to be a control person of Short-Term Fund, as such term is defined by the 1940 Act, as a result of a net subscription of shares on that date by other members of the fund, which caused TAS share ownership to fall below 25% of the funds outstanding voting securities.

As of August 1, 2014, TAS became a control person of Short-Term
Fund, as such term is defined by the 1940 Act, following a purchase of shares on that date by TAS, which caused TAS share ownership to surpass 25% of the funds outstanding voting securities.

As of December 16, 2014, TAS ceased to be a control person of Short-Term Fund, as such term is defined by the 1940 Act, as a result of a redemption of shares on that date by TAS, which caused TAS share ownership to fall below 25% of the funds outstanding voting securities.